KNOLL

Knoll Executive Establishes 10b5-1 Plan

EAST GREENVILLE, Pa--May 25, 2006--Knoll, Inc. (NYSE:KNL) announced today that Andrew B. Cogan, CEO, has adopted a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934 and as permitted by the Company's policies regarding insider trading. The plan provides for the exercise of up to 417,560 options and the sale of the shares received from such exercise, which represent a portion of Mr. Cogan's holdings. The sales will be subject to certain limitations and market price thresholds set forth in the plan. The plan terminates once the share limit is reached or May 1, 2008.

Rule10b5-1 allows for sales by insiders made pursuant to a preexisting plan adopted at times when they are not in possession of material non-public information.

Headquartered in East Greenville, Pennsylvania, Knoll, a leading designer and manufacturer of branded office furniture products and textiles, serves clients worldwide. Our commitment to innovation and modern design has yielded a comprehensive portfolio of products designed to provide enduring value and help clients shape their workplaces with imagination and vision. The Knoll commitment to high environmental standards is mandated by a comprehensive Environmental, Health & Safety Management Plan.

SOURCE Knoll, Inc.

CONTACT: Investors: Barry L. McCabe, Senior Vice President and Chief Financial Officer of Knoll, Inc., +1-215-679-1301, or bmccabe@knoll.com , or Media: David E. Bright, Vice President, Communications of Knoll, Inc., +1-212-343-4135, or dbright@knoll.com